Exhibit 99.1

Schlumberger Announces Second-Quarter 2014 Results

Paris, July 17, 2014 – Schlumberger Limited (NYSE:SLB) today reported second-quarter 2014 revenue of $12.05 billion versus $11.24 billion in the first quarter of 2014, and $11.18 billion in the second quarter of 2013. Second-quarter revenue was up 7% sequentially and increased 8% year-on-year with International Area revenue of $8.09 billion growing $604 million, or 8% sequentially, while North America Area revenue of $3.89 billion increased $205 million, or 6% sequentially.

Income from continuing operations attributable to Schlumberger, excluding charges and credits, was $1.80 billion—an increase of 13% sequentially and an increase of 17% year-on-year. Diluted earnings-per-share from continuing operations, excluding charges and credits, was $1.37 versus $1.21 in the previous quarter, and $1.15 in the second quarter of 2013.

Pretax operating income in the second quarter reached $2.62 billion, up 11% sequentially and 15% year-on-year. International pretax operating income of $1.94 billion increased 14% sequentially, while North America pretax operating income of $700 million increased 3% sequentially.

Pretax operating margin in the second quarter was 21.7% reflecting 39% incremental operating margins year-on-year. International pretax operating margin was 24.0% while North America pretax operating margin was 18.0%.

Schlumberger CEO Paal Kibsgaard commented, “Strong Schlumberger second-quarter results were driven by significantly higher activity both offshore and in key land markets. Growth was strongest internationally as activity rebounded in a number of regions but North America was also markedly higher with strength offshore and extremely solid progress on land in spite of the Canadian spring break-up. All Areas and all Groups recorded growth, underpinned by the strength of our execution and the penetration of our new technology.

Geographical results were led by Europe/CIS/Africa where Russia recovered markedly from the effects of a harsh winter and where Norway benefited from an active start to the summer seismic season. In Middle East and Asia, further growth from key markets in Saudi Arabia and Australia was amplified by stronger activity—both seismic and drilling—in the United Arab Emirates GeoMarket* as well as growing seismic operations in Qatar. In North America, double-digit growth in US Land from increased rig count, efficiency gains and market share improvements more than overcame the effects of what proved to be a rapid spring break-up in Canada while offshore activity in the US Gulf of Mexico rebounded as rigs returned to drilling. Latin America benefited from strong growth in Argentina, Colombia and Venezuela but overall results were impacted by lower activity in Mexico, while revenue in the Brazil GeoMarket was flat sequentially.

Technology-fueled growth was strongest for Reservoir Characterization Group products and services as demand for Wireline services increased as drilling activity rebounded in Russia and Norway while seismic activity grew in the North Sea and the Middle East. Within the Drilling Group, M-I SWACO saw strong international activity in Russia, Sub-Saharan Africa and Latin America. Drilling & Measurements improved on increased drilling in North America and Russia. Production Group Technologies grew as industry pressure pumping utilization improved on land in the US and as Completions sales expanded internationally. New technology sales remained strong across all Groups to offer opportunities for higher pricing although overall pricing levels remained competitive.

The overall global economic outlook continues to be mixed as the US recovery from the effects of the unusually harsh winter coupled with a weaker forecast in Brazil, anemic growth in the Eurozone, and stabilizing GDP in China produce a slightly more cautious short-term GDP growth outlook. The fundamentals for a slow and steady recovery, however, remain intact. On the other hand, the gap between oil supply and demand is tightening on stronger demand and lower non-OPEC supply leading to narrower spare capacity and consequent support for oil prices that modulate customer spend. Natural gas markets on the other hand appear comfortably supplied with little upward pressure on prices.

We believe that this outlook will be slow to change and that the scenario for growth that we unveiled at our investor conference in New York last month is highly realistic. The opportunities that new technologies offer in response to customer challenges coupled with greater integration will lead to clearly differentiated financial growth that can only be augmented by the gains that increased reliability and efficiency will provide. In this environment, Schlumberger will continue to outperform.”

Highlights

The second-quarter results benefited from a number of integration successes and contract wins that demonstrated the value and differentiation that Schlumberger integrated services, technologies and processes provide.

For example in Oman, BP awarded Schlumberger a five-year contract for the supply of drilling and completion products and services in the Khazzan Field Development project. The contract is expected to be worth $400 million over the contract period, and includes the application of innovative Schlumberger drilling and hydraulic stimulation technology to help unlock the resource potential in the challenging tight gas, low porosity reservoirs.

Earlier in the year in Russia, GazpromNeft and Schlumberger signed a technology collaboration agreement aimed at increasing the efficiency of the planned Bazhenov shale development project in the southern part of the giant Priobskoe oilfield in Western Siberia. The companies will work together on improving business processes and sharing of key resources including petrotechnical and scientific expertise, unconventional resource knowledge, and field equipment and assets. An integrated approach will be used for reservoir characterization, well construction, and well completion techniques, including the planning, execution and evaluation of hydraulic fracturing using microseismic measurements. Through this technical collaboration with Schlumberger, GazpromNeft plans to develop tailored workflows for Bazhenov shale development and define technical specifications for the pilot project.

Other Events

During the quarter, Schlumberger repurchased 11.53 million shares of its common stock at an average price of $101.85 per share for a total purchase price of $1.17 billion.

During the quarter, Schlumberger completed the purchase of the remaining shares of SES Holdings Limited (Saxon), a Calgary-based provider of international land drilling services, from First Reserve and certain members of Saxon management.

North America

North America revenue of $3.89 billion increased 6% sequentially—with North America offshore revenue up 8% after a rebound in drilling activity despite a soft quarter for multiclient seismic sales. US land posted double-digit revenue growth on a 5% increase in rig count combined with improved efficiency and market share gains that was partially offset by the seasonal decline in activity in Western Canada following the spring break-up.

Despite the effects of the seasonal spring break-up in Western Canada and pressure pumping commodity inflation, North America pretax operating margin declined by only 53 basis points (bps) to 18.0%.

During the second quarter, new technologies helped meet customer challenges in North America in increasing drilling efficiency, assuring wellbore integrity and improving well production.

In unconventional resource development in North America for example, ThruBit* logging services to characterize and evaluate reservoir quality in horizontal wells have doubled market penetration over the past two years. In one unconventional play, ThruBit logging data helped increase well perforation efficiency by 28% compared to a standard approach in which only 64% percent of the perforations contributed. ThruBit technology, acquired in 2011 and now developed into a complete set of openhole measurements, offers unique through-the-bit deployment that enables simultaneous well conditioning and logging operations without slowing the drilling process.

Elsewhere in US land, Well Intervention deployed LIVE* digital slickline services for Devon Energy to diagnose production issues in a mature well with a complex downhole design. The real-time capability of the LIVE services, using enhanced mechanical slickline combined with production logging tools, efficiently identified downhole equipment characteristics, fluid levels and flow entry points enabling timely remediation decisions. In addition, the versatility of the LIVE services allowed for perforating during the same operation, eliminating the need to call out additional equipment and saving the customer several days in workover operations.

In Western Oklahoma, a Drilling Tools & Remedial Neyrfor* turbodrilling system was deployed to increase drilling efficiency. After the operator drilled 2,700 ft of wellbore using a conventional motor over 10 drillbit trips, Neyrfor technology was used to successfully drill the remaining 1,300 ft of wellbore in only one trip. The improved drilling performance eliminated the risk associated with unnecessary bit trips and resulted in a rig time saving for the customer of four days.

International Areas

The Europe/CIS/Africa Area led the sequential International Area increase with revenue of $3.27 billion increasing 13% as activity levels rebounded in Russia and Norway and exploration increased in Sub-Saharan Africa.

Middle East & Asia Area revenue of $2.97 billion increased 4% sequentially as exploration and drilling activity strengthened in Australia and development activity improved offshore China. In addition, growth continued in Saudi Arabia and seismic activity increased in the United Arab Emirates and Qatar GeoMarkets.

Latin America revenue of $1.85 billion grew 5% sequentially on robust activity in Colombia and Venezuela across all Technologies, including Schlumberger Production Management (SPM). This increase, however, was partially offset by a continued drop in rig count and activity in Mexico, while the revenue in the Brazil GeoMarket was flat sequentially.

Sequentially, International Area pretax operating margin of 24.0% increased 122 bps after posting incremental operating margins of 39%. Middle East & Asia improved 151 bps sequentially to reach 27.8%, Europe/CIS/Africa increased by 180 bps to 22.1%, while Latin America was relatively flat with the previous quarter at 21.2%.

The expansion in international margins was due to seasonal activity rebounds in Russia combined with strong results in Sub-Saharan Africa and the Middle East & Asia Area. Increased high-margin exploration and deepwater activities also helped boost sequential incremental operating margins.

A series of contract awards for new technology and service integration across the portfolio underscored continuing international market penetration.

These included the successful execution of an integrated services project for Slavneft-Krasnoyarskneftegas in the naturally fractured Refey carbonate formation with abnormally low formation pressure in the East Siberian Kuyumbinskoye oilfield in Russia. The project included project management coordination with drilling engineering support, drill bits, drilling fluids and liner hangars as well as directional drilling, measurement while drilling, cementing, casing running, fishing, mud logging and wireline services. The integrated services approach enabled the efficient drilling of a horizontal well of 3,485-m total depth, including a 1,000-m horizontal section, in 78 days or 12 days ahead of plan. The performance marks a new drilling benchmark in the geologically complex Refey formation.

In Brunei, WesternGeco was awarded a contract by Brunei Shell Petroleum Company Sdn Bhd to acquire a survey over approximately 1,500 km2 using IsoMetrix* marine seismic technology on the offshore Punyit field. IsoMetrix technology was selected due to its ability to acquire data in a challenging area of very shallow water where other techniques were not possible.

WesternGeco was also awarded a contract by Total E&P Qatar to acquire a 388-km2 4D seismic survey to aid in production monitoring of the Al Khalij field in the Arabian Gulf, approximately 100 km offshore Qatar. The multivessel survey will use Q-Marine Solid* streamer technology and undershooting techniques to ensure full coverage of the complex carbonate reservoir.

And in Equatorial Guinea, Noble Energy awarded WesternGeco a 1,700-km2 survey in the Douala Basin using the Amazon Warrior, the world’s only purpose-built seismic vessel. This will be the first commercial project for the new vessel. The high-resolution 3D survey will also include Q-Marine Solid streamer technology, the ObliQ* sliding-notch broadband acquisition and imaging technique, and dual vessel undershooting of two installations located within the field boundaries.

Last, in China PetroChina awarded Schlumberger Information Solutions (SIS) a multiyear petrophysical software, maintenance and training services contract. The award features the sale of Techlog* wellbore software platform and includes maintenance and training services for three years. The Techlog platform will enable standardization of petrophysical and geological well data analysis across the customer’s business units. The contract award was based on the proven SIS track record in delivering industry leading software and technical support services.

Reservoir Characterization Group

Second-quarter revenue of $3.10 billion increased 9% sequentially and grew 1% year-on-year. Pretax operating income of $918 million was 18% higher sequentially, and increased 1% year-on-year. Sequentially, the revenue increase was driven primarily by increased use of Wireline services as a result of stronger drilling activity in the US Gulf of Mexico and the seasonal rebound in activity in Russia and Norway. WesternGeco revenue increased sequentially from the return of marine vessels to the North Sea for the summer season. SIS revenue also increased from higher software sales and support.

Pretax operating margin of 29.7% increased 233 bps sequentially after posting incremental operating margins of 57% on higher WesternGeco vessel utilization, robust high-margin software sales, and stronger Wireline activities.

During the second quarter, a number of new Reservoir Characterization Group technologies helped meet customer challenges in reducing sub-surface risk, characterizing complex reservoirs and improving well production and reservoir recovery.

In Abu Dhabi, Wireline Saturn* 3D Radial Probe technology was deployed for ADMA-OPCO to obtain oil and water samples in an appraisal well in the offshore Nasr field. The larger flow area offered by the Saturn elliptical probe design led to improvements in operational efficiency with the acquisition of fluid samples over eight intervals, and enabled the customer to save up to 30% in fluid sampling time compared with conventional methods.

Offshore India, Wireline Saturn 3D Radial Probe technology was also deployed for Reliance Industries Limited to obtain reservoir measurements in a deepwater exploration well in a low-mobility sandstone reservoir in the East coast of India. Saturn technology allowed quality formation fluid sampling at mobilities as low as 0.03 mD/cP in about a quarter of the time required by conventional formation testing methods. As a result, the customer was able to make a timely decision on the well’s completion design and save approximately 28 hours of rig time.

Elsewhere in India, a Wireline Flow Scanner* well production logging system conveyed by MaxTRAC* downhole wireline tractor technology was deployed for Oil and Natural Gas Corporation Limited in a challenging horizontal well with an intelligent completion in the high temperature Mumbai High South field. Flow Scanner technology enabled the customer to assess production rates from a new zone important to the field development plan.

In Australia, Wireline technologies were used for BHP Billiton to assess reservoir quality and to determine the depositional environment of the Mungaroo Formation in the North Carnarvon Basin. In one 12 1/4-in wellbore, the NGI* nonconductive-mud geological imager service acquired high-resolution borehole images in oil-based drilling fluid along a 2,000-m interval to support formation evaluation of the targeted reservoirs. In addition, XL-Rock* large-volume rotary sidewall coring technology was used to successfully retrieve 244 cores over five runs with recovery of over 97%.

And in Kuwait, Schlumberger PetroTechnical Services carried out a multiwell petrophysical evaluation study for the Kuwait Oil Company in the Ahmadi formation in the Great Burgan field. SIS Techlog wellbore software was used by petrophysical domain experts to generate interpretation workflows based on field data acquired from 290 wells. The results of this study enabled the customer to reduce subsurface uncertainties, and develop a focused data acquisition plan to solve reservoir challenges as new wells are drilled in the field.

Drilling Group

Second-quarter revenue of $4.65 billion was up 7% sequentially and grew 10% year-on-year. Pretax operating income of $981 million was 11% higher sequentially, and increased 23% year-on-year.

Sequentially, revenue increased primarily on strong international activity for M-I SWACO technologies, mainly in Russia, Sub-Saharan Africa and Latin America. In addition, Drilling & Measurements grew in North America and Russia while Drilling Tools & Remedial services posted strong equipment sales. Rig revenue from Saxon also contributed to sequential growth.

Sequentially, pretax operating margin grew 74 bps to 21.1% after posting incremental operating margins of 31% from increased higher-margin activities for Drilling & Measurements in North America and in a number of international Areas.

During the second quarter, new Drilling Group technologies boosted performance through improving drilling efficiency, assuring wellbore integrity and optimizing well placement.

In China, Drilling & Measurements technologies were used for PetroChina-Shell to improve horizontal well drilling efficiency in a tight gas project in the Chang Bei field. The combination of PowerDrive* rotary steerable, TeleScope* high-speed telemetry-while-drilling, and geoVISION* imaging-while-drilling technologies together with well placement services enabled each well to be drilled more than 20 days ahead of the drilling plan. Overall, seven wells were drilled approximately 150 days ahead of plan, which enabled PetroChina-Shell to save approximately $12 million in well construction costs. In addition, four wells were considered best-in-class and two wells achieved the top-quartile based on service delivery and cost savings to the customer.

In Turkmenistan, Turkmengeology State Corporation awarded Schlumberger an integrated services contract for drilling 10 development wells in the Galkynysh field, one of the largest gas fields in the world. The contract covers the first phase of the field development, and includes drilling motors, drill bits, drilling fluids, and cementing services.

Offshore Brazil, Drilling & Measurements technologies were deployed for Shell to increase reliability and drilling efficiency in the deviated 17 1/2-in top-hole sections of deepwater wells in the Campos basin. Customized PowerDrive Xceed* rotary steerable technology was used to drill directional wells more reliably in extremely challenging and riser-less environments. As a result, the technology drilled an unprecedented four deviated wells in a row, over a total distance of 2,600 m. This significant improvement in reliability led to a zero operational failure rate. Customized Xceed technology helped eliminate two planned drillstring trips back to surface, enabling Shell to save two days of rig time or approximately $3 million. In addition, Drilling & Measurements delivered increased efficiency and enabled the customer to execute the seven-well drilling campaign 18 days ahead of plan.

In Oman, Smith drillbit technology helped Petroleum Development Oman (PDO) set new records in the 12 1/4-in sections of exploration wells drilled in the Harmal fields. A Smith bit with ONYX* cutter technology customized using the IDEAS* integrated drillbit design platform achieved the best footage drilled in 24 hours. ONYX cutter technology also enabled drilling from casing shoe to casing point in a single run for the first time, with an outstanding average rate of penetration of 20 m/hr.

Offshore Azerbaijan, M-I SWACO, working through AZERI M-I, a joint venture between Schlumberger and SOCAR, used the ULTRADRIL* high performance water-based fluid system to enhance shale stability and improve rate of penetration while drilling a well in the Gum Deniz field for BEOC. The combination of ULTRADRIL and ULTRAHIB*, ULTRACAP* and ULTRAFREE* inhibitor systems resulted in a high-performance fluid that enabled the well to be drilled with no fluid losses. As a result of using M-I SWACO fluid systems, the customer benefited from savings in rig time and chemical costs totaling $1 million.

Production Group

Second-quarter revenue of $4.34 billion increased 6% sequentially, and grew 11% year-on-year. Pretax operating income of $725 million declined 2% sequentially but increased 16% year-on-year. Despite the seasonal decline in Western Canada as a result of the spring break-up, the Group posted overall sequential growth due to improving industry utilization of pressure pumping capacity in US land, strong international Well Services activity, increasing Well Intervention coiled tubing activity worldwide, and strong international sales of Completions products.

Pretax operating margin of 16.7% decreased 123 bps sequentially but improved 75 bps year-on-year. Sequentially, margin declined primarily due to the Canadian spring break-up and pressure pumping commodity inflation.

New Production Group technologies helped meet a number of customer challenges during the second quarter in driving operational efficiency, accelerating production and maximizing reservoir recovery.

In Mexico, Well Services combined the BroadBand Sequence* fracturing technique with Mangrove* reservoir-centric stimulation design and SIS Petrel* E&P software for Pemex to optimize horizontal well completions and prove commercial reserves in the Pimienta shale play. A three-well campaign led to stabilized production which enabled qualification of proven reserves. In addition, stimulation treatment time was reduced by 65% compared to previously completed wells.

In Russia, PetroStim, a Schlumberger company, completed a six-stage fracturing treatment in a horizontal well using Well Services HiWAY* flow-channel technology for Gazpromneft-Khantos in the South-Priobskoe oil field. HiWAY technology enabled a 45% reduction in proppant consumption which contributed to increased operational efficiency and a reduction in overall well completion cost. Also, well productivity benefited from using HiWAY technology with its increased fracture conductivity and enhanced cleanup. As a result, the well’s production increased by over 15%.

New technologies were also introduced on SPM integrated projects.

In Colombia for example, Well Intervention deployed LIVE digital slickline technology for Alianza Casabe to better understand and improve the performance of water injection wells in the Casabe onshore field. LIVE technology was able to monitor the water injection pressure, temperature and flow rate in real time while operating the control valves, enabling intervention times to be reduced by 90% and minimizing the associated deferred injection and production volumes.

And in Ecuador, Schlumberger Production Group technologies executed the first dual-selective multizone completion in a Consorcio Shushufindi well, providing services to PetroAmazonas. The well was completed with the IntelliZone Compact* modular multizonal management system in conjunction with the AN-1200 electrical submersible pump, an industry first. This efficient combination of Schlumberger technologies enabled production from two different zones, improving the recovery factor while reducing completion operational time by 40% compared to plan, and potentially reducing operational cost by 55% on future well interventions.

Financial Tables

Condensed Consolidated Statement of Income

		(Stated in millions, except per share amounts)
	Second Quarter		Six Months
Periods Ended June 30,	2014	2013	2014	2013
Revenue	$12,054	$11,182	$23,294	$21,752
Interest and other income, net	64	30	141	63
Gain on formation of OneSubsea(1)	—	1,028	—	1,028
Expenses
Cost of revenue	9,269	8,712	18,018	17,118
Research & engineering	309	293	593	585
General & administrative	123	100	228	196
Impairment & other(1)	—	364	—	456
Interest	90	98	193	197

Income before taxes	2,327	2,673	4,403	4,291
Taxes on income(1)	506	449	974	855

Income from continuing operations	1,821	2,224	3,429	3,436
Loss from discontinued operations	(205)	(124)	(205)	(69)

Net income	1,616	2,100	3,224	3,367
Net income attributable to noncontrolling interests	21	5	37	13

Net income attributable to Schlumberger	$1,595	$2,095	$3,187	$3,354

Schlumberger amounts attributable to:
Income from continuing operations(1)	$1,800	$2,219	$3,392	$3,423
Loss from discontinued operations	(205)	(124)	(205)	(69)

Net income	$1,595	$2,095	$3,187	$3,354

Diluted earnings per share of Schlumberger
Income from continuing operations(1)	$1.37	$1.66	$2.58	$2.56
Loss from discontinued operations	(0.16)	(0.09)	(0.16)	(0.05)

Net income	$1.21	$1.57	$2.42	$2.51

Average shares outstanding	1,300	1,327	1,303	1,329
Average shares outstanding assuming dilution	1,315	1,336	1,316	1,339

Depreciation & amortization included in expenses(2)	$995	$960	$1,996	$1,903

(1)	See page 11 for details of charges and credits.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.

Condensed Consolidated Balance Sheet

		(Stated in millions)
	Jun. 30,	Dec. 31,
	2014	2013
Assets
Current Assets
Cash and short-term investments	$6,699	$8,370
Receivables	12,251	11,497
Other current assets	6,464	6,358

	25,414	26,225
Fixed income investments, held to maturity	480	363
Fixed assets	15,743	15,096
Multiclient seismic data	727	667
Goodwill	15,220	14,706
Other intangible assets	4,738	4,709
Other assets	5,764	5,334

	$68,086	$67,100

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$8,692	$8,837
Estimated liability for taxes on income	1,529	1,490
Short-term borrowings and current portion of long-term debt	1,505	2,783
Dividend payable	525	415

	12,251	13,525
Long-term debt	11,740	10,393
Postretirement benefits	699	670
Deferred taxes	1,656	1,708
Other liabilities	1,038	1,169

	27,384	27,465
Equity	40,702	39,635

	$68,086	$67,100

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt.

Details of changes in Net Debt follow:

		(Stated in millions)
Periods Ended June 30,	Six Months 2014	Second Quarter 2014	Six Months 2013
Income from continuing operations before noncontrolling interests	$3,429	$1,821	$3,436
Gain on formation of OneSubsea	—	—	(1,028)
Impairment of equity method investments and currency devaluation loss in Venezuela	—	—	456
Depreciation and amortization(1)	1,997	996	1,903
Pension and other postretirement benefits expense	190	104	255
Stock-based compensation expense	162	85	168
Pension and other postretirement benefits funding	(127)	(55)	(231)
Increase in working capital	(1,090)	(292)	(1,213)
Other	(342)	(279)	49

Cash flow from operations	4,219	2,380	3,795

Capital expenditures	(1,786)	(922)	(1,800)
SPM investments	(377)	(175)	(367)
Multiclient seismic data capitalized	(154)	(72)	(222)

Free cash flow(2)	1,902	1,211	1,406

Stock repurchase program	(2,074)	(1,175)	(692)
Dividends paid	(932)	(522)	(781)
Proceeds from employee stock plans	492	212	189

	(612)	(274)	122

Business acquisitions and investments, net of cash and debt acquired	(964)	(725)	(717)
Other	(47)	(14)	92

Increase in Net Debt	(1,623)	(1,013)	(503)
Net Debt, Beginning of period	(4,443)	(5,053)	(5,111)

Net Debt, June 30th	$(6,066)	$(6,066)	$(5,614)

Components of Net Debt	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Jun. 30, 2013
Cash and short-term investments	$6,699	$7,078	$8,370	$5,925
Fixed income investments, held to maturity	480	358	363	417
Short-term borrowings and current portion of long-term debt	(1,505)	(1,369)	(2,783)	(2,858)
Long-term debt	(11,740)	(11,120)	(10,393)	(9,098)

	$(6,066)	$(5,053)	$(4,443)	$(5,614)

(1)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.
(2)	“Free Cash Flow” represents cash flow from operations less capital expenditures, SPM investments and multiclient seismic data capitalized. Management believes that this is an important measure because it represents funds available to reduce debt and pursue opportunities that enhance shareholder value such as making acquisitions, and returning cash to shareholders through stock repurchases and dividends.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this Second-Quarter Press Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

		(Stated in millions, except per share amounts)
	Second Quarter 2013
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$2,673	$449	$5	$2,219	$1.66
Gain on formation of OneSubsea joint venture	(1,028)	—	—	(1,028)	(0.77)	Gain on formation of OneSubsea
Impairment of equity method investments	364	19	—	345	0.26	Impairment & other

Schlumberger income from continuing operations, excluding charges & credits	$2,009	$468	$5	$1,536	$1.15

	First Quarter 2013
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$1,618	$406	$9	$1,203	$0.90
Currency devaluation loss in Venezuela	92	—	—	92	0.07	Impairment & other

Schlumberger income from continuing operations, excluding charges & credits	$1,710	$406	$9	$1,295	$0.97

	Six Months 2013
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$4,291	$855	$13	$3,423	$2.56
Currency devaluation loss in Venezuela	92	—	—	92	0.07	Impairment & other
Gain on formation of OneSubsea joint venture	(1,028)	—	—	(1,028)	(0.77)	Gain on formation of OneSubsea
Impairment of equity method investments	364	19	—	345	0.26	Impairment & other

Schlumberger income from continuing operations, excluding charges & credits	$3,719	$874	$13	$2,832	$2.12

There were no charges or credits recorded in continuing operations during the first six months of 2014.

Product Groups

					(Stated in millions)
	Three Months Ended
	Jun. 30, 2014		Mar. 31, 2014		Jun. 30, 2013
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$3,095	$918	$2,852	$779	$3,067	$912
Drilling	4,653	981	4,331	881	4,239	800
Production	4,344	725	4,116	737	3,926	625
Eliminations & other	(38)	(3)	(60)	(29)	(50)	(59)

Pretax operating income		2,621		2,368		2,278
Corporate & other	—	(216)	—	(201)	—	(181)
Interest income(1)	—	8	—	7	—	4
Interest expense(1)	—	(86)	—	(97)	—	(92)
Charges & credits	—	—	—	—	—	664

	$12,054	$2,327	$11,239	$2,077	$11,182	$2,673

Geographic Areas

					(Stated in millions)
	Three Months Ended
	Jun. 30, 2014		Mar. 31, 2014		Jun. 30, 2013
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
North America	$3,888	$700	$3,684	$683	$3,357	$662
Latin America	1,852	393	1,758	371	1,913	394
Europe/CIS/Africa	3,268	723	2,881	585	3,137	644
Middle East & Asia	2,966	826	2,845	749	2,655	654
Eliminations & other	80	(21)	71	(20)	120	(76)

Pretax operating income		2,621		2,368		2,278
Corporate & other	—	(216)	—	(201)	—	(181)
Interest income(1)	—	8	—	7	—	4
Interest expense(1)	—	(86)	—	(97)	—	(92)
Charges & credits	—	—	—	—	—	664

	$12,054	$2,327	$11,239	$2,077	$11,182	$2,673

(1)	Excludes interest included in the Product Groups and Geographic Areas results.

Product Groups

				(Stated in millions)
	Six Months Ended
	Jun. 30, 2014		Jun. 30, 2013
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$5,947	$1,698	$5,868	$1,641
Drilling	8,984	1,861	8,301	1,525
Production	8,460	1,462	7,684	1,181
Eliminations & other	(97)	(32)	(101)	(104)

Pretax operating income		4,989		4,243
Corporate & other	—	(417)	—	(348)
Interest income(1)	—	15	—	9
Interest expense(1)	—	(183)	—	(185)
Charges & credits	—	—	—	572

	$23,294	$4,404	$21,752	$4,291

Geographic Areas

				(Stated in millions)
	Six Months Ended
	Jun. 30, 2014		Jun. 30, 2013
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
North America	$7,572	$1,383	$6,647	$1,289
Latin America	3,610	764	3,817	765
Europe/CIS/Africa	6,149	1,308	6,000	1,153
Middle East & Asia	5,811	1,575	5,049	1,201
Eliminations & other	152	(41)	239	(165)

Pretax operating income		4,989		4,243
Corporate & other	—	(417)	—	(348)
Interest income(1)	—	15	—	9
Interest expense(1)	—	(183)	—	(185)
Charges & credits	—	—	—	572

	$23,294	$4,404	$21,752	$4,291

(1)	Excludes interest included in the Product Groups and Geographic Areas results.

Supplemental Information

1)	What were the pretax operating income margin and incremental operating margin for the first six months of 2014?

The pretax operating income margin was 21.4% and the incremental operating margin was 48.4% during the first six months of 2014.

2)	What was the free cash flow as a percentage of income from continuing operations before noncontrolling interests during the first six months of 2014?

Free cash flow as a percentage of income from continuing operations before noncontrolling interests was 55.5% in the first six months of 2014.

3)	What is the capex guidance for the full year 2014?

Schlumberger capex (excluding multiclient and SPM investments) is expected to be $3.8 billion for 2014. Capex for the full year of 2013 was $3.9 billion.

4)	What was included in “Interest and other income, net” for the second quarter of 2014?

“Interest and other income, net” of $64 million for the second quarter of 2014 consisted of equity in net earnings of affiliated companies of $51 million and interest income of $13 million.

5)	How did interest income and interest expense change during the second quarter of 2014?

Interest income of $13 million increased $1 million sequentially. Interest expense of $90 million decreased $12 million sequentially.

6)	What is the difference between the “Pretax operating income” and Schlumberger’s consolidated income before taxes?

The difference consisted of such items as corporate expenses and interest income and interest expense not allocated to the segments, as well as interest on postretirement medical benefits, stock-based compensation expense and the amortization expense associated with certain intangible assets.

7)	What was the effective tax rate (ETR) for the second quarter of 2014?

The ETR for the second quarter of 2014 was 21.7% and 22.6% in the first quarter of 2014.

8)	What were multiclient sales in the second quarter of 2014?

Multiclient sales, including transfer fees, were $133 million in the second quarter of 2014.

9)	What was the WesternGeco backlog at the end of the second quarter of 2014?

WesternGeco backlog, which is based on signed contracts with customers, was $913 million at the end of the second quarter of 2014.

10)	What was the loss from discontinued operations in the second quarter of 2014?

As previously disclosed, in 2009 United States officials began a grand jury investigation and an associated regulatory inquiry, both related to certain historical Schlumberger operations in specified countries that are subject to United States trade and economic sanctions. Schlumberger continues to cooperate and has been discussing the resolution of this matter with the governmental authorities. During the latter part of the second quarter of 2014 these discussions progressed to a point whereby Schlumberger determined that it was appropriate to increase its liability for this contingency. Accordingly, Schlumberger recorded a $205 million charge during the second quarter of 2014 within Loss from discontinued operations. However, no certainty exists that a settlement will be reached or if so, the amount of any such settlement. Therefore, the ultimate loss could be greater or less than the amount accrued.

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 126,000 people representing over 140 nationalities and working in more than 85 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston, London and The Hague, and reported revenues from continuing operations of $45.27 billion in 2013. For more information, visit www.slb.com.

*Mark of Schlumberger or of Schlumberger Companies.

Notes

Schlumberger will hold a conference call to discuss the above announcement and business outlook on Friday, July 18, 2014. The call is scheduled to begin at 7:00 a.m. (US Central Time), 8:00 a.m. (Eastern Time), 2:00 p.m. (Paris time). To access the call, which is open to the public, please contact the conference call operator at +1-800-230-1059 within North America, or +1-612-234-9959 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until August 18, 2014 by dialing +1-800-475-6701 within North America, or +1-320-365-3844 outside of North America, and providing the access code 325481.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

Supplemental information in the form of a question and answer document on this press release and financial information is available at www.slb.com/ir.

For more information, contact

Simon Farrant– Schlumberger Limited, Vice President of Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com

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This document, the second-quarter 2014 earnings release and other statements we make contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; improvements in operating procedures and technology; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world, including in Russia and the Ukraine; pricing erosion; weather and seasonal factors; operational delays; production declines; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; and other risks and uncertainties detailed in our second-quarter 2014 earnings release, our most recent Form 10-K and other filings that we make with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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